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                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "AGREEMENT") is made effective this ____ day of __________, 2000, by and among Midtown Real Estate Company, LLC, a Michigan limited liability company (the "BUYER"), Professional Health Care Management, Inc. (the "SELLER"), Frenchtown Nursing Home, Inc., Madonna Nursing Center, Inc., Middlebelt Nursing Home, Inc. and St. Anthony Nursing Home, Inc., each a wholly owned subsidiary of Seller (hereinafter referred to, individually, as a "SUBSIDIARY LESSEE" or, collectively, as the "SUBSIDIARY LESSEES") who agree as follows:

         ARTICLE 1. BACKGROUND; DEFINITIONS; PURCHASE AND SALE.

         1.01. Background.

                  A. Seller. Seller is a corporation formed under and existing by virtue of the laws of the State of Michigan and is in the business, among other things, of owning and/or operating skilled nursing facilities in the State of Michigan.

                  B. Subsidiary Lessees. Each Subsidiary Lessee is a corporation formed under and existing by virtue of the laws of the State of Michigan and is in the business of operating a skilled nursing facility in the State of Michigan under a lease from Seller (each, a "SUBSIDIARY LEASE," and collectively, the "SUBSIDIARY LEASES").

                           1.       Frenchtown Nursing Home, Inc. is engaged in
the business of operating a 229 bed nursing home facility known as Frenchtown Nursing Care Center located in Monroe, Michigan (individually referred to "Frenchtown").

                           2.       Madonna Nursing Center, Inc. is engaged in
the business of operating a 138 bed nursing home facility known as Madonna Nursing Care Center located in Detroit, Michigan (individually referred to as "Madonna").

                           3.       Middlebelt Nursing Home, Inc. is engaged in
the business of operating a 162 bed nursing home facility known as Middlebelt Nursing Care Center located in Livonia, Michigan (individually referred to as "Middlebelt").

                           4.       St. Anthony Nursing Home, Inc. is engaged in
the business of operating a 102 bed nursing home facility known as St. Anthony Nursing Care Center located in Warren, Michigan (individually referred to as "St. Anthony").

                  C. Facilities. Seller owns and the Subsidiary Lessees operate the respective skilled nursing facilities identified on EXHIBIT 1.02-4 (the "FACILITIES").


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                  D.       Seller and each of the Subsidiary Lessees are debtors
and debtors-in-possession (collectively, the "DEBTORS") in cases pending in the United States Bankruptcy Court for the District of Delaware (the "BANKRUPTCY COURT") as follows: Professional Health Care Management, Inc. 00-00198; Frenchtown Nursing Home, Inc. 00-00148; Madonna Nursing Center, Inc. 00-00190; Middlebelt Nursing Home, Inc. 00-00192; and St. Anthony Nursing Home, Inc. 00-00202 (collectively, the "BANKRUPTCY CASE").

                  E. Buyer. Buyer is a limited liability company formed under and existing by virtue of the laws of the State of Michigan.

                  F. Intent of the Parties. Seller desires to sell the Acquired Assets (as hereinafter defined) with respect to its Facilities, free and clear of the Subsidiary Leases, except the Excluded Assets (as hereinafter defined), and retain all of the liabilities associated therewith except the Assumed Liabilities (as hereinafter defined) related to the Facilities, and Buyer desires to acquire from the Seller all of the Acquired Assets relative to the Facilities except the Excluded Assets, and is willing to assume the Assumed Liabilities, subject to the terms and conditions set forth herein.

         1.02. Definitions. The following terms shall have the meanings given to them in this Section 1.02:

         "ACQUIRED ASSETS" means, with respect to the Facilities, except with respect to the Excluded Assets relative to such Facilities, all of Seller's and the Subsidiary Lessees' right, title and interest in and to the following, all of which shall be conveyed by Seller in "as is" condition:

                  (1) Prepaids. All prepaid expenses, advanced payments, deposits and other similar assets relating exclusively to the Facilities or the operation thereof, including, without limitation, prepaid deposits with respect to licenses, suppliers and utilities (collectively, the "PREPAIDS") which Prepaids, to the extent the same shall exceed $10,000 individually, are set forth on EXHIBIT 1.02-2.

                  (2) Inventory. All inventories of products, goods and supplies located at, or held by the Seller and the Subsidiary Lessees exclusively for, the Facilities (collectively, the "INVENTORY" or the "INVENTORIES").

                  (3) Other Assets. All tangible personal property and equipment located at, and held by the Seller and the Subsidiary Lessees exclusively for use at, the Facilities, including, without limitation, equipment, maintenance equipment, office furniture and office equipment, other furnishings, trucks, automobiles and other vehicles and transportation equipment, and construction-in-process, and all intangible property and Software, if any, held by Seller and the Subsidiary Lessees solely for use at the Facilities, all as described on EXHIBIT 1.02-3 to the extent any such assets have a book value as of the date hereof in excess of $10,000 (collectively, the "OTHER ASSETS"), but specifically excluding any clinical equipment now located at the Facilities used to provide ancillary


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         services, to the extent not owned by Seller and the Subsidiary Lessees and any and all rights respecting computer and data processing hardware, Software or firmware that is proprietary to Seller or any of its Affiliates, other than hardware, Software or firmware used exclusively in connection with the operation of any one or more of the Facilities.

                  (4) Real Property. The real property rights and interests (including fee and, if any, leasehold) for the property described below, which consist of: (i) the real property more particularly described on EXHIBIT 1.02-4, (ii) all buildings, structures, and leasehold improvements located thereon and all appurtenances relating thereto, including, without limitation, easements pertaining thereto,
         (iii) all adjacent streets, alleys or rights of way included therein, and (iv) all fixtures, apparatus or equipment affixed to said premises, including, without limitation, all of the electrical, heating, plumbing, air conditioning, air compression and all other systems located on said premises, and all other structures, fences and improvements (collectively, the "REAL PROPERTY").

                  (5) Business Records. All books and records relating solely to the Facilities or the operation thereof, including, without limitation, files, invoices, forms, accounts, correspondence, patient records, technical, accounting and procedural manuals, employment records, studies, reports or summaries relating to any environmental matters, and other books and records relating solely to the operation of any of the Acquired Assets and any confidential information which has been reduced to writing or other tangible medium relating solely to the Facilities (collectively, the "BUSINESS RECORDS"), but expressly excluding any books and records relating to the Seller and the Subsidiary Lessees, including their organizational documents and all business records listed as Excluded Assets for the Facilities or relating primarily to the Excluded Assets for the Facilities.

                  (6) Intellectual Property Rights. The trademarks and trade names associated with the Facilities described on EXHIBIT 1.02-6, excluding any right to use the name "Mariner Post-Acute Network," "Mariner Health Group" or any derivation thereof.

                  (7)      Reserved

                  (8) Permits. All licenses, permits, approvals, variances, waivers or consents set forth on EXHIBIT 1.02-8 (collectively, the "PERMITS"), to the extent transferable or assignable, issued by any federal, state or local governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court or instrumentality (collectively, the "GOVERNMENTAL AUTHORITIES") and used exclusively in the operation of the Facilities;

                  (9) Goodwill. The goodwill of the Seller relating to the Facilities.

                  (10) Miscellaneous. All other assets, properties, rights and interests of the Seller otherwise employed exclusively in the operation of the Facilities, of every kind,


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         nature and description, whether tangible or intangible, real, personal or other, and wherever situated, all of which are to be sold, transferred, conveyed, assigned and delivered to the Buyer at the Closing (as hereinafter defined) pursuant to this Agreement.

         "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

         "ASSUMED LIABILITIES" has the meaning set forth in Section 2.04.

         "BANKRUPTCY CASE" has the meaning set forth in Section 1.01D.

         "BANKRUPTCY COURT" has the meaning set forth in Section 1.01D.

         "BUSINESS" shall be the business of owning and operating the Facilities using the Acquired Assets, as currently constituted and operated and as the same continues to be constituted and operated until Closing.

         "BUSINESS RECORDS" has the meaning set forth under subsection (5) of the definition of "Acquired Assets."

         "BUYER CONSENTS" has the meaning set forth in Section 5.04.

         "BUYER DISCLOSURE SCHEDULE" has the meaning set forth in Section 5.01.

         "BUYER INDEMNITEES" has the meaning set forth in Section 12.02.B.

         "BUYER'S AGENTS" has the meaning set forth in Section 3.06.B.

         "BUYER'S INVESTIGATION" has the meaning set forth in Section 3.06F.

         "BUYER'S LESSEE" has the meaning set forth in Section 6.14A.

         "CLAIMS" has the meaning set forth in Section 3.06C.

         "CLOSING" has the meaning set forth in Section 9.01.

         "CLOSING DATE" has the meaning set forth in Section 9.01.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of the Buyer on the one hand, or the Seller and the Subsidiary Lessees on the other, that is not generally available to the public as of the date of this Agreement. Confidential Information shall not include any information that: (a) is or subsequently becomes publicly available without


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the receiving Party's breach of any obligation owed to the disclosing Party; (b)
became known to the receiving Party from a source other than the disclosing
Party in a manner that did not involve the breach of an obligation of confidentiality owed to the disclosing Party; or (c) is independently developed by the receiving Party.

         "CONTRACTS" has the meaning set forth in subsection (7) of the definition of Acquired Assets.

         "DEBTORS" has the meaning set forth in Section 1.01D.

         "DECISION DATE" has the meaning set forth in Section 3.01.

         "DEED" has the meaning set forth in Section 9.03A.

         "DEPOSIT" has the meaning set forth in Section 6.13.

         "DESIGNEE" has the meaning set forth in Section 13.14.

         "DUE DILIGENCE REVIEW" has the meaning set forth in Section 3.01.

         "EFFECTIVE TIME" has the meaning set forth in Section 9.01.

         "EMPLOYEE BENEFIT PLAN" means any plan of the Seller or its subsidiaries established to provide health, welfare or other similar benefits for its employees at its Facilities.

         "EMPLOYEE CREDIT" means a dollar amount equal to the amount which Seller is legally obligated to pay, as of the Effective Time, of (i) all sick leave earned by, but not paid to any Transferred Employees, and (ii) all vacation and personal leave earned by, but not paid to any Transferred Employees, which sums are required to be paid to a Transferred Employee pursuant to any statute, rule, regulation or established policy applicable to any Transferred Employee in the event such sick, vacation and personal leave is earned, but not used, by such Transferred Employee. Seller shall be responsible for the payment of any such required amounts.

         "ENVIRONMENTAL LAW" means any federal, state or local statute, rule, regulation, treaty, ordinance, order, judgment, decree, injunction or common law pertaining to the protection of human health or the environment, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C.ss.ss.9601-9675), the Toxic Substance Control Act (15 U.S.C.ss.ss.2601-2671), the Hazardous Materials Transportation Act (49 U.S.C.ss.ss.1801-1813), the Federal Water Pollution Control Act (33 U.S.C.ss.ss.1251-1387), the Clean Air Act (42 U.S.C.ss.ss.7401-7671q), the Safe Drinking Water Act (42 U.S.C.ss.ss.300f-300j-26), the Solid Waste Disposal Act (42 U.S.C.ss.ss.6901-6992k), the Coastal Zone Management Act (16 U.S.C.ss.ss.1451-1464), and the Occupational Safety and Health Act (29 U.S.C.ss. 651 et seq.), and any similar federal, state or local law, as supplemented or amended.


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         "ENVIRONMENTAL REPORTS" means those certain environmental Phase I reports, if any, obtained by Buyer (at Buyer's sole cost and expense) with respect to the environmental condition of the Facilities, including the Real Property.

         "EXCLUDED ASSETS" has the meaning set forth in Section 1.03.

         "FACILITIES" has the meaning set forth in Section 1.01C.

         "FINANCING STATEMENTS" has the meaning set forth in Section 2.02.

         "GOVERNMENTAL AUTHORITIES" has the meaning set forth in subsection (8) of the definition of "Acquired Assets."

         "GUARANTORS" means, jointly and severally, Ciena Healthcare Management, Inc., a Michigan corporation and Mohammed Qazi, an individual resident of the State of Michigan.

         "GUARANTY" has the meaning set forth in Section 2.02.

         "HAZARDOUS SUBSTANCE" means any hazardous, toxic or infectious substance, material, waste, pollutant or contaminant as defined, listed or regulated under any Environmental Law, as well as friable asbestos and petroleum products and bi-products.

         "INDEMNIFIED PARTY" has the meaning set forth in Section 12.03.

         "INDEMNIFYING PARTY" has the meaning set forth in Section 12.03.

         "INDEMNITEES" has the meaning set forth in Section 3.06C.

         "INFORMATION" has the meaning set forth in Section 3.06F.

         "INVENTORY" OR "INVENTORIES" has the meaning set forth in subsection
(2) of the definition of "Acquired Assets."

         "KNOWLEDGE" means the actual (i.e., without investigation) knowledge of Boyd P. Gentry, Vice President and Treasurer of Seller and each of the Subsidiary Lessees, the administrator of each of the Facilities and Aruna Poddatoori, Vice President - Divestiture Group.

         "LICENSES" has the meaning set forth in Section 6.9A.

         "LOSSES" has the meaning set forth in Section 12.02.

         "MATERIAL ADVERSE CHANGE" OR "MATERIAL ADVERSE EFFECT" or other similar phrase including the word "material" with respect to the condition (financial or otherwise) of assets, liabilities, Business or operations of the Seller or its Subsidiary Lessees shall mean any adverse


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change or effect or potential adverse change or effect or any series of changes or effects that substantially reduce the value of the Facilities to be acquired.

         "MORTGAGE" has the meaning set forth in Section 2.02.

         "NEW FACILITY NUMBERS" has the meaning set forth in Section 6.15.

         "OMEGA" has the meaning set forth in Section 2.02.

         "OMEGA AGREEMENT" has the meaning set forth in Section 7.11.

         "OPERATING STATEMENTS" has the meaning set forth in Section 3.02.

         "ORDER" has the meaning set forth in Section 6.16.

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of business of the Facilities consistent with past custom and practice (including with respect to quantity and frequency).

         "OTHER ASSETS" has the meaning set forth in subsection (3) of the definition of "Acquired Assets."

         "PARTIES" means Buyer, Seller and the Subsidiary Lessees.

         "PARTY" means Buyer, Seller or the Subsidiary Lessees, as the context may require.

         "PAYABLE" means any account payable of the Seller or the Subsidiary Lessees (as the case may be) outstanding as of the Effective Time incurred in the Ordinary Course of Business, regardless of whether Seller or such Subsidiary Lessee has received an invoice in respect of such account payable as of the Effective Time.

         "PERMITS" has the meaning set forth in subsection (8) of the definition of "Acquired Assets."

         "PERMITTED EXCEPTIONS" has the meaning set forth in Section 3.01.

         "PERMITTED LIENS" has the meaning set forth in Section 4.04.

         "PERSON" means an individual, partnership, corporation, company, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, or governmental entity (or any department, agency, or political subdivision thereof).

         "PLEDGE AGREEMENT" has the meaning set forth in Section 2.02.


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         "PREPAIDS" has the meaning set forth under subsection (1) of the definition of "Acquired Assets."

         "PROMISSORY NOTE" has the meaning set forth in Section 2.02.

         "PURCHASE PRICE" has the meaning set forth in Section 2.01.

         "REAL PROPERTY" has the meaning set forth in subsection (4) of the definition of "Acquired Assets."

         "RECEIVABLES" has the meaning set forth in Section 10.05.

         "SECURITY AGREEMENT" has the meaning set forth in Section 2.02.

         "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than: (a) mechanic's, materialmen's and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "SELLER" has the meaning set forth in the preface above.

         "SELLER CONSENTS" has the meaning set forth in Section 6.02.

         "SELLER DISCLOSURE SCHEDULE" has the meaning set forth in Section 4.01.

         "SELLER INDEMNITEES" has the meaning set forth in Section 12.02.

         "SOFTWARE" means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level "proprietary" languages, related documentation and materials, whether in source code, object code or human readable form, used exclusively in connection with the operation of the Facilities.

         "STATE" shall mean the State of Michigan.

         "SUBSIDIARY" means any corporation or other entity with respect to which a specified Person (or a Subsidiary thereof) beneficially owns a majority of the issued and outstanding common stock or other voting securities or interests, or has the power to vote or direct the voting of such securities, in either case sufficient to elect a majority of such corporation's or other entity's directors or managers, as the case may be.

         "SUBSIDIARY LEASE" or "SUBSIDIARY LEASES" means those leases made by and between Seller and the Subsidiary Lessees (defined in the preface above) with respect to the Facilities.


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         "SUBSIDIARY LESSEE" or "SUBSIDIARY LESSEES" has the meaning set forth in the preface above.

         "SURVEYS" means physical surveys of the Facilities that may be performed by a licensed surveyor and/or structural engineer retained by the Buyer, at the sole cost and expense of the Buyer.

         "TANGIBLE PERSONAL PROPERTY" shall mean the personal property owned by Seller described in Section 1.02(3).

         "TAX" or "TAXES" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "TAX CLAIMS" has the meaning set forth in Section 6.16.

         "TAX RETURN" means a return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule attached thereto, and including any amendment thereof.

         "THIRD PARTY CLAIM" and "THIRD PARTY CLAIMS" have the meanings set forth in Section 12.03.

         "TITLE COMPANY" means the title insurance company selected by the Buyer to deliver the Title Insurance Commitment as provided in Section 3.01.

         "TITLE INSURANCE COMMITMENT" means a commitment to issue an ALTA Owner's Title Insurance Policy, issued by the Title Company, dated the Closing Date and obtained by Seller naming Buyer as the insured, in the face amount of the portion of the Purchase Price allocated to the Real Property, showing Buyer to be the owner in fee simple of the Real Property, subject to no exceptions other than Permitted Exceptions.

         "TRANSFERRED EMPLOYEE LIABILITY" has the meaning set forth in Section 2.04.

         "TRANSFERRED EMPLOYEES" means, with respect to the Facilities, any and all employees who are hired by Buyer effective as of the Effective Time and who, prior to the Effective Time, were employed by the Seller at the Facilities.

         "TRANSACTION DOCUMENTS" has the meaning set forth in Section 4.02.


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         "TRUST FUNDS" means the monies held by Seller (or any Affiliate of
Seller) on behalf of and in trust for the benefit of patients and residents of the Facilities.

         "UCC SEARCHES" means the results of any search of the Uniform Commercial Code records applicable to Seller, the Subsidiary Lessees and the Facilities conducted by Buyer, at Buyer's sole cost and expense.

         "VISIT" has the meaning set forth in Section 3.03A.

         1.03. Purchase and Sale. On and subject to the terms and conditions of this Agreement, Seller and the Subsidiary Lessees shall cancel the Subsidiary Leases, the Subsidiary Lessees shall convey and assign to Seller all of their right, title and interest in and to the Acquired Assets with respect to the Facilities, the Buyer shall purchase from the Seller, and the Seller shall sell to the Buyer, all of the Acquired Assets with respect to the Facilities, free and clear of all liabilities and encumbrances, except for the Assumed Liabilities, the Permitted Liens and the Permitted Exceptions.

Notwithstanding anything contained in this Agreement to the contrary, the Acquired Assets shall not include the following excluded assets (the "EXCLUDED ASSETS"):

                  A. all Receivables of every kind and nature, and all renewed and accrued interest pertaining thereto;

                  B. corporate minute books, stock ledgers, stock transfer records, records or books relating to any Receivables, and any other corporate records that are not related solely to the Acquired Assets or the Facilities;

                  C.       cash and cash equivalents;

                  D. any claims against third parties not directly related solely to the Acquired Assets, including, without limitation, claims that the Seller or Subsidiary Lessees may have and that may arise under the Bankruptcy Code;

                  E. any federal, state, local, and foreign tax refunds, credits or benefits or income tax attributes of Seller or the Subsidiary Lessees pertaining to or arising out of periods prior to the Effective Time;

                  F. any overpayments made with regard to any workman's compensation policies maintained by the Seller or the Subsidiary Lessees pertaining to or arising out of periods prior to the Effective Time;

                  G. all prepayments made with regard to insurance policies not assumed by the Buyer pertaining to or arising out of periods prior to the Effective Time;


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                  H.       all financial records pertaining to the operation of
any Facility; and

                  I. any other asset, properties, rights and interests of the Seller or Subsidiary Lessee otherwise not employed exclusively in the operation of the Facilities, of every kind, nature and description, whether tangible or intangible, real, personal or other, and wherever situated.

         1.04. Exclusions from Sale. Except for the Acquired Assets, all other assets of Seller and the Subsidiary Lessees that are not used exclusively in connection with the operation of the Facilities, including, without limitation, the Excluded Assets, are specifically excluded from the assets being sold, assigned, transferred and conveyed pursuant to this Agreement.

         1.05. Title Documents.

                  A. The Real Property shall be conveyed to Buyer by means of a limited warranty deed.

                  B. The Acquired Assets shall be conveyed to Buyer by means of a limited warranty bill of sale.

                     ARTICLE 2. CONSIDERATION FOR TRANSFER.

         2.01. Purchase Price. The consideration for the purchase and sale of the Acquired Assets, payable as provided in Section 2.02, shall be $9,000,000, plus the amount of all Prepaids (the "PURCHASE PRICE"). At the Closing the Purchase Price shall be appropriately adjusted in order to reflect any applicable prorations and allocations of closing costs and other items as provided in this Agreement.

         2.02. Payment of Purchase Price; Security. On the Closing Date, Buyer and Seller shall execute a Loan Agreement in the form of EXHIBIT 2.02LA (the "LOAN AGREEMENT") setting forth the terms and conditions of the purchase money financing between Buyer and Seller. On the Closing Date, the Buyer shall deliver to Seller its promissory note in the form of EXHIBIT 2.02PN (the "PROMISSORY NOTE") in an amount equal to the Purchase Price, reduced by any adjustment by reason of any applicable prorations and the allocation of closing costs and other items described below. On the Closing Date, to secure payment of the Promissory Note, the Buyer shall execute and deliver to Seller a mortgage in the form of EXHIBIT 2.02M (the "MORTGAGE"), a security agreement in the form of
Exhibit 2.02SA (the "SECURITY AGREEMENT"), UCC financing statements (the "FINANCING STATEMENTS") as in the judgment of the Seller, reasonably exercised, are necessary and appropriate to perfect the security interest of the Seller in the Collateral (as defined in the Security Agreement) and a stock pledge agreement in the form of EXHIBIT 2.02PA (the "PLEDGE AGREEMENT"), and shall cause the Guarantors to execute and deliver to Seller a limited guaranty by Mohammed Qazi and a guaranty by Ciena Healthcare Management, Inc. in favor of Seller in the forms of EXHIBIT 2.02G-1 AND EXHIBIT 2.02G-2 (collectively the


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"GUARANTY"). Buyer acknowledges that, in connection with settling certain claims of Omega Healthcare Investors, Inc. ("Omega") against it and certain of its affiliates, Seller is required to assign all of its right, title and interest in, to and under the Promissory Note, the Mortgage, the Security Agreement, the Financing Statements and the Guaranty to Omega on the Closing Date, and Buyer hereby consents to such assignment.

         2.03. Allocation of Purchase Price. Each of the Parties shall report the purchase and sale of the Acquired Assets, including, without limitation, in all federal, state, local and other tax returns and reports prepared and filed by or for Seller and Buyer, in accordance with the basis of allocation described on EXHIBIT 2.03.

         2.04. Assumption of Liabilities. In addition to the delivery of the Promissory Note and the other Transaction Documents as required in this Agreement, on the terms and conditions set forth in this Agreement, Buyer shall assume as of the Effective Time, and shall thereafter pay, perform and discharge as and when due if applicable pursuant to Section 6.08A, all liabilities relating to or arising solely in connection with the operation of the Facilities on and after the Effective Time, all of which liabilities are collectively referred to as the "ASSUMED LIABILITIES." Except for the Assumed Liabilities, Buyer does not assume any liability for any expenses of the operation of the Facilities which relate to the period prior to the Effective Time, including without limitation the operational expenses described in Section 10.04 hereof. Seller shall pay or escrow appropriate funds for the payment of any expenses of the operation of the Facilities which relate to the period prior to the Effective Time which were: (i) incurred after January 18, 2000, and qualify for treatment as an expense of administration in the Bankruptcy Cases under 11 USC ss. 503, or (ii) incurred prior to January 18, 2000, which may result in a lien on the Facilities or any part thereof which Seller cannot avoid or set aside and which is not removed from the Facilities by an order of the Bankruptcy Court.

         2.05. Sales and Use Taxes. Seller shall pay the sales and use taxes, if any, arising out of the sale of the Acquired Assets. Buyer shall not be responsible for any Taxes related to any period before the Effective Time.

         2.06. Stamp and Transfer Taxes. Seller shall pay any and all stamp or documentary transfer taxes imposed by any Governmental Authority and arising solely out of the transfer of the Real Property.

                   ARTICLE 3. DUE DILIGENCE AND DECISION DATE.

         Buyer acknowledges that Buyer has inspected the Facilities and has otherwise completed its due diligence review of the Facilities (the "Due Diligence Review") and that, accordingly, the date by which Buyer was to complete its Due Diligence Review (the "Decision Date") has passed.

         3.01. Documents; Termination Rights. Seller and the Subsidiary Lessees have delivered and made available to Buyer for inspection at one or more locations designated by the Seller, any material documents in Seller's or the Subsidiary Lessees' possession relating exclusively to the Facilities, (collectively, with respect to the Facilities, the "FACILITY DOCUMENTS") (but excluding any such items that are protected by the attorney-client privilege or attorney work product privilege). Buyer has conducted its own Due Diligence Review of the Facilities (including, without limitation, conducting all physical testing, soil, geological, engineering, termite tests and reports, and other inspections of the Facilities, and reviewing all zoning requirements, federal, state and local laws, ordinances, rules, regulations, permits, licenses, approvals and orders applicable to the Facilities as Buyer has deemed necessary as well as reviewing the Title Insurance Commitment (a copy of which shall be delivered to Seller within ten (10) days following the date hereof), the results of the UCC Searches and any Surveys to determine whether the Facilities are suitable for Buyer's intended use. All (i) exceptions to title shown on the Title Insurance Commitment (other than easements and other similar encumbrances that would customarily be shown on a survey), (ii) current installments of general and special real property taxes and assessments which are a lien but not yet delinquent, and (iii) any encumbrance arising from the acts or omissions of Buyer, are herein collectively called the "PERMITTED EXCEPTIONS." By furnishing Buyer with the Facility Documents, neither Seller nor the Subsidiary Lessees has made any warranty or representation with respect to the accuracy, completeness, conclusions or statements expressed in such materials, nor do they represent or warrant that these are the sole materials now available with respect to the matters covered thereby; provided, however, that if any information contained in the Facility Documents conflicts with specific representation(s) or warranty(s) of the Seller or the Subsidiary Lessees contained in this Agreement, then such representation(s) or warranty(s) shall control. Buyer acknowledges that (i) Buyer will rely solely on the results of any Surveys, studies or reports, if any, obtained or performed under Buyer's direction and (ii) except as specifically set forth in this Agreement, Seller and the Subsidiary Lessees have made no representations or warranties of any kind whatsoever, express or implied, in connection with this Agreement, the purchase of the Acquired Assets by Buyer, regarding the physical condition of the Facilities or any Acquired Asset or whether any Acquired Asset is appropriate for Buyer's intended use. Except for the Closing certificates required to be delivered at Closing pursuant to Section 7.04, neither Seller nor the Subsidiary Lessees assume any duty to furnish Buyer with any other existing information, reports or updates of such materials. Buyer hereby waives any and all claims against Seller and the Subsidiary Lessees arising out of the accuracy, completeness, conclusions or statements expressed in any materials furnished, and any and all claims arising out of any duty of Sellers or the Subsidiary Lessees to acquire, seek or obtain such materials, except as specifically referenced in the representations and warranties set forth in this Agreement.

         3.02. Operating Financial Statements. Buyer has received and reviewed the operating financial statements for the Facilities for the two fiscal years ending September 30, 1999 as well as similar financial statements for the current fiscal year to the extent reasonably available to Seller and the Subsidiary Lessees without undue expense (the "OPERATING STATEMENTS") and has had the opportunity to ask Seller and the Subsidiary Lessees such questions and obtain such further and additional information relating thereto as Buyer shall have deemed appropriate under the circumstances.

         3.03. Inspections.

                  A. Buyer may conduct an inspection of the Facilities (collectively, the "VISITS"), subject to Buyer's agreement that, without the Seller's prior written consent, Buyer will not permit any of its representatives or any Buyer Agents to discuss the reason for a Visit with any of Seller's or Subsidiary Lessees' Facility-level employees until after the Decision Date, and then only if: (i) this Agreement has not been terminated prior thereto; and (ii) Buyer gives prior written notice to Seller and the applicable Subsidiary Lessee of such intended Visit no less than three (3) business days prior to such intended Visit; and (iii) Buyer is accompanied during the Visit by a representative or agent of the Seller or the applicable Subsidiary Lessee as the Seller shall designate. Buyer further agrees to coordinate with the Seller and the applicable Subsidiary Lessee so that all Visits undertaken pursuant to the terms hereof will be conducted in such a manner as will minimize any disruption to normal business operations of the Facilities and the resident patients therein.

                  B. Buyer acknowledges that, based upon its inspection of the Facilities through the Visits, Buyer has approved the inspection of the Facilities and has no right to terminate this Agreement for any reason arising out of or related to such Visits.

         3.04. Buyer's Termination. If Buyer elects to terminate this Agreement as provided in Section 6.02, then: (i) Buyer shall give Seller timely written notice that Buyer elects to so terminate this Agreement, which notice shall state the reason for termination with particularity; (ii) Buyer shall deliver to Seller all information, materials and data that Buyer and/or Buyer's Agents discover, obtain or generate in connection with or resulting from Buyer's Due Diligence Review (including, without limitation, pursuant to Section 3.06);
(iii) the Deposit shall be returned to the Buyer (less any amounts withheld in respect of damages or repairs to the Facilities occasioned by Buyer's inspection) and (iv) the Parties shall thereafter have no further rights or obligations under this Agreement unless expressly provided otherwise herein.

         3.05. Seller's Termination. If Seller elects to terminate this Agreement as provided in Sections 6.02, 6.09A or 9.01, or as a result of any material breach of Buyer's obligations hereunder, then Seller shall give Buyer written notice that Seller elects to so terminate this Agreement. Upon any termination by Seller, Buyer shall deliver to Seller all information, materials and data that Buyer and/or Buyer's Agents discover, obtain or generate in connection with or resulting from Buyer's investigation of the Facilities (including, without limitation, pursuant to Section 3.06); and the Parties shall thereafter have no further rights or obligations under this Agreement unless expressly provided otherwise herein. Upon any such termination (other than pursuant to Section 3.07), the Deposit (plus all accrued interest thereon) shall be paid to Seller.

         3.06. Access to Property.

                  A. Liens. Buyer agrees to keep the Facilities free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Buyer or Buyer's Agents with respect to any inspection, testing or Visits of the Facilities (and whether incurred before or after the date of this Agreement). If any such lien at any time shall be filed, Buyer shall cause the same to be discharged of record within twenty (20) days thereafter by satisfying the same or, if Buyer, in its discretion and in good faith determines that such lien should be contested, by recording a bond. Failure by Buyer to discharge such lien or procure such bond shall be a material breach of this Agreement and Seller may terminate this Agreement in accordance with the terms of Section 3.05.

                  B. Compliance with Laws. Buyer represents, warrants and covenants that it has and will, at its sole cost and expense, comply, and has caused and will cause its agents, employees, representatives or contractors (collectively, "BUYER'S AGENTS") to comply, with all applicable federal, state and local laws, statutes, rules, regulations, ordinances or policies in conducting any inspection, testing or Visits, whether conducted before or after the date of this Agreement.

                  C. Indemnity. Buyer hereby agrees to hold harmless, protect, defend and indemnify, and hereby releases the Seller, the Subsidiary Lessees and their respective trustees, officers, directors, employees, contractors, agents, subsidiaries and affiliates, and its and their respective successors and assigns (collectively, the "INDEMNITEES") and the Facilities from and against any and all claims, demands, causes of action, suits, judgments, losses, damages, injuries, liabilities, penalties, enforcement actions, fines, taxes, liens, encumbrances, costs or expenses or sums paid in settlement of any of the foregoing, (including, without limitation, reasonable attorneys' fees, litigation, arbitration and/or administrative proceeding costs, expert and consultant fees and laboratory costs), whether direct or indirect, known or unknown (collectively, "CLAIMS"), arising out of, connected with or incidental to: (i) any injuries to persons (including death) or property (real or personal), or (ii) any mechanics', workers' or other liens on the Facilities, in each case by reason of or relating to the work or activities conducted on the Facilities by Buyer or Buyer's Agents. The provisions of this Section 3.06C shall not be limited in any way by any other terms of this Agreement.

                  D. Clean Up and Repair. Buyer shall, at its sole cost and expense, clean up and repair the Facilities, in whatever manner necessary, after Buyer's or Buyer's Agents' entry thereon, to correct, restore or repair any part of a Facility that was changed as a result of such entry so that the Facilities shall be returned to the same condition that existed prior to Buyer's or Buyer's Agents' entry thereon.

                  E. Information. Seller shall promptly be provided with a copy of any and all information, materials and data that Buyer and/or Buyer's Agents discover, obtain or generate in connection with or resulting from any inspection, testing and/or work hereunder with respect to the Facilities. All such information, materials and data (the "INFORMATION") shall be deemed

Confidential Information, except that Buyer may share the Information with Buyer's Agents involved in "Buyer's Investigation" (as defined below), and Buyer represents, warrants and agrees that (i) without the prior written consent of the Seller, which consent may be withheld in the Seller's sole and absolute discretion, prior to Closing, the Information shall constitute Confidential Information, and the Information will not be used other than in connection with the Buyer's investigation and evaluation of the Facilities ("BUYER'S INVESTIGATION"); (ii) Buyer will use its best efforts to safeguard the Information from unauthorized disclosure; and (iii) Buyer will not disclose to any unauthorized person: (A) that the Information has been made available to Buyer, (B) that Buyer has inspected any portion of the Information, or (C) the terms and conditions of this Agreement. Buyer shall indemnify the Indemnitees from and against any and all Claims resulting from, arising out of or in connection with Buyer's breach of its obligations under this Section 3.06E. This
Section 3.06E shall not apply to any period after Closing.

                  3.07 Buyer's Termination after Due Diligence Period. Notwithstanding anything herein to the contrary in this Agreement, Buyer shall be entitled to a return of its Deposit even if it does not terminate this Agreement within the Due Diligence Review for the following reasons: (1) Buyer's failure to secure, through no fault of its own, all necessary Licenses from Governmental Authorities, or (2) in the event of a Material Adverse Change after the date of this Agreement but prior to the Closing as described in Section 7.05 hereof.

               ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF SELLER
                          AND SUBSIDIARY LESSEES.

         4.01. Representations and Warranties Generally. Seller and the Subsidiary Lessees represent and warrant to Buyer that the statements contained in this Article 4 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Effective Time, except as set forth in the disclosure schedule delivered by Seller and the Subsidiary Lessees to Buyer on the date hereof and initialed by the Parties (the "SELLER DISCLOSURE SCHEDULE"), as the same may be modified or amended from time to time, and that such statements do not, and will not as of the Effective Time, omit to state any material fact necessary in order to make the statements and information contained in this Article 4 not misleading. The Seller Disclosure Schedules shall be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement.

         4.02. Organization, Qualification, and Corporate Power. A. Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of the State, is authorized to do business in the State and has all necessary corporate powers to own the Facilities and the Acquired Assets and carry on the business as now conducted by it at the Facilities; and (ii) subject to the requirements of Bankruptcy Court approval, has the requisite power and authority to enter into and perform this Agreement and the transactions contemplated hereby. This Agreement and the other agreements and instruments executed or to be executed in connection herewith by the Parties (the "TRANSACTION DOCUMENTS") to which Seller is a signatory constitute the valid and binding obligations of the Seller, enforceable in accordance with their respective terms, except for the requirement of obtaining the approval of the Bankruptcy Court of the transactions contemplated therein, and except as the enforceability hereof and thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and to the equitable discretion of any court in which enforcement hereof may be sought.

         B. Each of the respective Subsidiary Lessees represents and warrants to Buyer that it is a corporation duly organized, validly existing and in good standing under the laws of the State, is authorized to do business in the State and carry on the business now operated by it at the applicable Facility location; and, subject to the requirements of Bankruptcy Court approval, has the requisite power and authority to enter into and perform under this Agreement and the transactions contemplated hereby to which Seller is a signatory

         4.03. Non-contravention. Neither the execution and the delivery of this Agreement and the Transaction Documents, nor the consummation and performance of the transactions contemplated hereby and thereby by the Seller and the Subsidiary Lessees, will: (i) violate, conflict with, or constitute a default under, any of the terms of the Seller's or any Subsidiary Lessee's articles of incorporation or bylaws, or any provisions of, or result in the acceleration of any obligation under, any contract, security agreement, mortgage, note, lease agreement or instrument by which Seller or the Subsidiary Lessees are bound (other than those constituting prepetition obligations in the Bankruptcy cases) or under any order, judgment or decree, relating to the Facilities or the operation thereof or the Acquired Assets to be conveyed by Seller, or by which the Seller, the Subsidiary Lessees or the Acquired Assets are bound; (ii) result in the creation or imposition of any liens or claims in favor of any Person or entity upon any of the Acquired Assets except as contemplated herein; (iii) violate any law, statute, judgment, decree, order, rule or regulation of any Governmental Authority where such violation would have a material adverse effect on the Facilities or the ability of Seller or any Subsidiary Lessee to consummate the transactions contemplated herein; or (iv) constitute an event which, after notice or lapse of time or both, would result in such violation, conflict, default, acceleration, or creation or imposition of liens or claims; other than the requirement in each of the foregoing cases to obtain the approval of the Bankruptcy Court .

         4.04. Acquired Assets; Title to the Acquired Assets. Seller has good and marketable title to the Real Property, subject to the Subsidiary Leases, the Permitted Exceptions and the Permitted Liens (as hereinafter defined), and as of the Effective Time the Acquired Assets shall be free and clear of all liens and claims of any kind or nature whatsoever (including, without limitation, liens or claims for Taxes), except for Assumed Liabilities, Permitted Liens set forth on
Section 4.04 of the Seller Disclosure Schedule (collectively, the "PERMITTED LIENS") and Permitted Exceptions.

         4.05. Regulatory Compliance. Except as set forth on Section 4.05 of the Seller Disclosure Schedule, to the Knowledge of Seller and the Subsidiary Lessees, the operation of the Facilities has been conducted in substantial compliance with all applicable laws, rules, regulations and requirements of all Governmental Authorities, except for such violations as would not adversely affect the operation of its Facilities in any material respect. With respect to the Facilities, Seller has the appropriate CLIA Registration, Medicare Certification and Medicaid Provider Agreements (collectively, the "Material Licenses and Permits") necessary in order to conduct the Business and, to the Seller's knowledge, no other material franchise, license, permit, order or approval of any Authority is material to or necessary for the operation of the Business as presently conducted. Each Material License and Permit is in full force and effect except as disclosed in
Section 4.05 of the Seller Disclosure Schedule; the Seller is now in all material respects in compliance with each Material License and Permit, and except a set forth in Section 4.05 of the Seller Disclosure Schedule, no current violations are recorded by any Authority in respect of any Material License or Permit; and no proceeding is pending or, to the Knowledge of the Seller, threatened to revoke, amend or limit any Material License or Permit including but not limited to material compliance with the Medicaid requirements for nursing home Facilities. Except as may be provided in Section 4.05 of Seller Disclosure Schedule, to the Seller's Knowledge, neither the Seller nor any of its officers, directors, agents or employees have been disqualified from participating in either the Medicare or Medicaid programs. Except as disclosed in Section 4.05 of Seller Disclosure Schedule, there are no pending or, to the Knowledge of the Seller, threatened proceedings by or before any Governmental Authority which involve new special assessments, assessment districts, bonds, Taxes, condemnation actions, Laws or Orders or similar matters which, if instituted, could reasonably be expected to have a Material Adverse Effect upon the condition (financial or otherwise), assets, liabilities, business or prospects or the Seller, the value or utility of the Assets or the Seller's ability to consummate the transaction contemplated in this Agreement.

         4.06. Real Property. Except as set forth on Section 4.06 of the Seller Disclosure Schedule and except for the Permitted Exceptions:

                  A. To the Knowledge of Seller and the Subsidiary Lessees, there are no pending condemnation proceedings relating to or involving the Real Property.

                  B. To the Knowledge of Seller and the Subsidiary Lessees, no written waivers or variances have been obtained from any Governmental Authority that, in the event of damage or destruction to the Facilities, would prevent restoration of the Facilities to their prior condition in all material respects.

                  C. To the Knowledge of Seller and the Subsidiary Lessees, there exists no plan, study or effort by any Governmental Authority which in any way materially affects or would materially affect the present zoning or use of the Facilities.

                  D. To the Knowledge of Seller and the Subsidiary Lessees, no portion of the improvements on the Real Property encroaches upon any adjacent real property in any material respect and no improvements to any adjacent real property encroaches upon the Real Property in any material respect.

                  E. Seller and the Subsidiary Lessees have received no written notice that any Governmental Authority has asserted that the current use of the Real Property violates any ordinance, law, regulation or order of any Governmental Authority or that any investigation has been commenced or is contemplated respecting such possible violation which investigation, if concluded adversely, would have a material adverse effect on Seller.

                  F. Seller and the Subsidiary Lessees have not received any written notice from any insurance company of any material defects or deficiencies in the Real Property which would materially adversely affect the insurability of the Facilities or materially increase the cost of insuring the Facilities beyond that which has been incurred by Seller and the Subsidiary Lessees during the period covered by the Operating Financial Statements.

         4.07. Litigation. Seller and the Subsidiary Lessees have not received any written notice from any Person asserting an intent to initiate any action, suit, proceeding or claim of any kind against Seller or the Subsidiary Lessees relating to the Facilities except as set forth by Seller in Section 4.07 of the Seller Disclosure Schedule.

         4.08. Facilities. Seller and the Subsidiary Lessees represents and warrants to Buyer that the Facilities are duly and properly licensed to operate as skilled nursing facilities.

         4.09. Trust Funds. Seller or the applicable Subsidiary Lessees have maintained and accounted for and provided the accounting for all Trust Funds relative to the Facilities (or the residents of such Facilities) in accordance with all applicable laws, rules and regulations.

         4.10. Operating Statements. The Operating Statements which have provided to Buyer are true and correct in all material respects.

         4.11. Absence of Certain Changes of Events. Except as disclosed and set forth in Exhibit 4.11, since September 30, 1999, the Seller and/or Subsidiary Lessees have not sold, assigned, transferred, leased or otherwise disposed of any properties or assets relating to the Business, except in the Ordinary Course of Business.

         4.12. Tax Matters. Seller has paid or made arrangement for payment of all employment taxes required to be paid by Seller with respect to the Facilities.

         4.13. Environmental Matters. Except as set forth in Section 4.13 of the Seller Disclosure Schedule, to the Seller's Knowledge, the Seller has not received any notice that it is and, to the Seller's Knowledge, the Seller is not liable as an owner, operator, or otherwise for the remediation of contamination at, on or under the Real Property. Except as set forth in Section 4.13 of the Seller Disclosure Schedule and in any Environmental Report, if any, to the Seller's Knowledge the Seller has not: (i) used the Property for the use, generation, treatment, storage, transportation or disposal of any Hazardous Material (as such term is defined below) in quantities that would constitute a violation of any Environmental Law or pose a threat to the environment; (ii) released or discharged any Hazardous Materials into the environment from, at on or under the Property in quantities that would constitute a violation of any Environmental Law or pose a threat to the environment; (iii) used the Real Property at any time as a landfill or a disposal site for garbage, waste or refuse of any kind; or (iv) installed or removed underground storage tanks on or from the Real Property. As used herein, "Hazardous Materials" shall mean any substances which are defined as "hazardous substances" by CERCLA or other applicable federal or state laws, rules and regulations governing and regulating environmental matters, and specifically including petroleum products; provided, however, that the foregoing definition of "Hazardous Materials" shall not be deemed to include (1) such of the foregoing as may exist on or be brought upon the Facilities or Real Property in amounts which do not constitute a material violation of, or could give rise to a material liability under, application Environmental Laws, (2) the existence at the Facilities and on the Real Property of standard cleaning, pesticide and maintenance fluids, equipment and materials in normal quantities customarily used in connection with the development and operation of the Facilities or Real Property and in material compliance with applicable Environmental Laws, but only so long as the quantities thereof would not pose a threat to the environment, or would necessitate a "response" or "removal" action as those terms are defined in CERCLA, and so long as Borrower complies or causes compliance with all Environmental Laws; or (3) oil and gasoline products in normal quantities customarily used in compliance with applicable Environmental Laws in connection with the development and operation of the Facilities or Real Property.

         4.14. No Impediments to Licensures. To Seller's Knowledge, there is no fact which the Seller has not disclosed to Buyer in writing which could reasonably be expected to preclude Buyer from obtaining all necessary Material Licenses and Permits for the number of beds listed in the recitals to this Agreement.

         4.15. Full Disclosure. All documents and other papers delivered to Buyer by or on behalf of the Seller in connection with this Agreement and the transactions contemplated in this Agreement are, to Seller's Knowledge, accurate, complete and authentic in all material respects.

               ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF BUYER.

         5.01. Representations and Warranties, Generally. Buyer represents and warrants to the Seller and the Subsidiary Lessees that the statements contained in this Article 5 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Effective Time, except as set forth in the disclosure schedule delivered by Buyer to Seller and the Subsidiary Lessees on the date hereof and initialed by the Parties (the "BUYER DISCLOSURE SCHEDULE"), as the same may be modified or amended from time to time, and that such statements do not, and will not as of the Effective Time, omit to state any material fact necessary in order to make the statements and information contained in this Article 5 not misleading. The Buyer Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement.

         5.02. Organization, Qualification, and Corporate Power. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization. Buyer has the requisite power and authority and has all material licenses, permits, and authorizations necessary to carry on its business as now being conducted and to enter into and perform this Agreement and the transactions contemplated hereby. This Agreement and the Transaction Documents to which Buyer is a Party constitute the valid and binding obligations of Buyer, enforceable in accordance with their respective terms; except as the enforceability hereof and thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and to the equitable discretion of any court in which enforcement hereof may be sought.

         5.03. Non-contravention. Neither the execution and the delivery by Buyer of this Agreement or the Transaction Documents to which Buyer is a party, nor the consummation and performance of the transactions contemplated hereby and thereby by Buyer, will: (i) violate, conflict with, or constitute a default under, any of the terms of Buyer's organizational documents, or any provisions of, or result in the acceleration of any obligation under, any contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement or instrument by which Buyer is bound; or (ii) violate any material law, statute, judgment, decree, order, rule or regulation of any Governmental Authority binding upon Buyer.

         5.04. Approval. Section 5.04 of the Buyer Disclosure Schedule sets forth a list of all consents (the "BUYER CONSENTS") that must be obtained or satisfied by Buyer or Buyer's Lessee in order to permit the consummation of the transactions contemplated by this Agreement including, without limitation, all consents prescribed by any law, rule, regulation or requirement of any Governmental Authority or any contract, agreement, commitment or undertaking. Other than as set forth in Section 5.04 of the Buyer Disclosure Schedule, Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement.

         5.05. No Impediments to Licensures. Buyer is not aware of any facts or circumstances that could prevent the issuance of the Licenses to Buyer and Buyer's Lessee on or prior to January 1, 2001.

                        ARTICLE 6. PRE-CLOSING COVENANTS.

         6.01. Generally. The Parties shall comply with the provisions of this
Article 6 with respect to the period between the execution of this Agreement and the Effective Time. Each of the Parties shall use its commercially reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective in a timely manner the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 7 and Article 8 below).

         6.02. Notices and Consents. Seller and the Subsidiary Lessees shall give any notices to third parties, and will use their commercially reasonable best efforts to obtain, at Seller's sole expense, such consents, waivers, approvals or agreements as may be necessary in connection with the consummation of the transactions by the Subsidiary Lessees and Seller contemplated hereby, from all third parties required in connection with the sale of the Acquired Assets, including, but not limited to, Governmental Authorities and the approval of the Bankruptcy Court ("SELLER CONSENTS"). Buyer shall give any notices to third parties and shall use its commercially reasonable best efforts to obtain, at Buyer's sole expense, the Buyer Consents, as well as any other waivers, approvals or agreements necessary or desirable in connection with the consummation of the transactions contemplated hereby from all third parties, including, but not limited to, Governmental Authorities as well as providing the Bankruptcy Court with such information, affidavits and other materials as may be necessary or appropriate to assist Seller in obtaining the approval of the Bankruptcy Court of the subject transactions. If Seller or any Subsidiary Lessee, on the one hand, or Buyer on the other, fails to obtain at or prior to the Closing Date any required Seller Consent or Buyer Consent, as appropriate, then the Party that shall not have defaulted in its obligations under this
Section 6.02 shall have the right to terminate this Agreement. Any such termination by Buyer or Seller shall be in accordance with Section 3.04 or
Section 3.05, as appropriate. Buyer's failure to provide such notice of termination on or before the Closing Date shall constitute Buyer's waiver of such condition.

         6.03. Operation of Facilities. From the date of this Agreement until the Closing Date, Seller shall cause the Subsidiary Lessees to operate the Facilities in the Ordinary Course of Business (subject at all times to the jurisdiction of the Bankruptcy Court), use commercially reasonable, diligent efforts to preserve intact the business operations and relationships of the Facilities with third parties and use commercially reasonable efforts to keep available the services of the Employees. Without limiting the generality of the preceding sentence, until the Closing Date, the Seller and the Subsidiary
Lessees:

         A. will not sell, lease, license or otherwise dispose of any of the Personal Property except in the Ordinary Course of Business;

         B. will not intentionally take or fail to take any action that would make any of their representations or warranties under this Agreement inaccurate in any material respect on, or as of any time prior to, the Closing Date;

         C. will maintain all Records in such manner so that on the Closing Date, all Records will be current and complete;

         D. will not increase any wages or benefits of any of the Employees except for such increases as are currently scheduled or as are otherwise consistent with past practice;

         E. except for a transfer in connection with an emergency or a transfer specifically requested by a patient, a patient's family, conservator, physician or other responsible party, will not transfer any patient to any other facility owned, managed or operated by Seller or an Affiliate of Seller;

         F. will not make any changes in the private pay rates of residents of the Facilities without the prior written consent of Buyer; and

         G. will resolve all liabilities of Seller incurred prior to the Closing Date in accordance with Seller's prior payment practice, including, without limitation, all vendor accounts payable and Taxes, except as prohibited by the Bankruptcy Code or the Bankruptcy Court (and, if any such liabilities have not been resolved prior to the Closing Date, Seller shall use its best efforts to resolve the same at its expense as soon as practicable after the Closing Date and shall indemnify and hold Buyer harmless against such liabilities and any costs incurred in the resolution thereof); provided, however, that nothing contained herein shall require Seller to pay any liability which it is not required to pay under Section 2.04, and neither Seller nor any Subsidiary Lessee shall be required to indemnify or hold Buyer harmless against any such liability.

         6.04. Access Following Decision Date. Subject at all times to the terms and conditions of Section 3.03 and Section 3.06, subsequent to the Decision Date Seller and the Subsidiary Lessees shall permit representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of its Facilities, to all Business Records (including Tax records and financial statements), Permits, and documents of or pertaining solely to the Facilities.

         6.05. Notice of Certain Events. Seller shall promptly notify the Buyer of:

         A. any written notice received from any Person alleging that the consent of such Person is required in connection with the consummation of the transactions contemplated by this Agreement;

         B. any written notice received from any Governmental Authority in connection with or regarding the transactions contemplated by this Agreement;

         C. the commencement of any action, suit, legal or arbitral proceeding, administrative proceeding or investigation relating to or involving or otherwise affecting the Seller or the Facilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section
4.07 or that relates to the consummation of the transactions contemplated by this Agreement, in either case, when Seller shall have Knowledge of the same;

         D. the occurrence of any event that results in any of the representations and warranties of Seller or the Subsidiary Lessees in this Agreement becoming untrue in any material respect when Seller or any Subsidiary Lessee shall have Knowledge of the same; and

         E. the sale, lease, license or other disposition of any of the Acquired Assets, excluding Inventory and any dispositions in the Ordinary Course of Business, having an aggregate book value that exceeds $25,000.

         6.06. Confidentiality. The Parties hereto shall hold in confidence and not divulge to any other Person, and shall cause their Affiliates, officers, directors, employees, consultants and representatives to hold in confidence and not divulge to any other Person, the specific terms of the transactions contemplated by this Agreement or any Confidential Information designated as such (either orally or in writing) and received from another Party, except as necessary or appropriate to receive Bankruptcy Court approval of this Agreement and the transactions contemplated hereby. The parties understand that the process of Bankruptcy Court approval will require filing this Agreement with the Bankruptcy Court and serving it on various parties, and will also require disclosing the terms of this Agreement to a creditors committee and representatives of certain lenders before Bankruptcy Court approval is sought. If a Party is requested or required by any Governmental Authority, other than the Bankruptcy Court, to disclose any of the Confidential Information, such Party agrees to provide the other Party with prompt notice of such request or requirement, whereupon the other Party may seek appropriate protective relief from all or such part of such request or requirement or waive compliance by the requesting Party with the provisions of this Agreement with respect to all or part of such request or requirement. If, after the Parties have had a reasonable opportunity to seek such relief (at the sole cost of the Party seeking to preserve the confidentiality of the Confidential Information), the Parties fail to obtain such relief and, in the opinion of counsel to the requesting Party, the requesting Party is legally compelled to disclose any of the Confidential Information, the requesting Party shall disclose only that portion of the Confidential Information that it is required to disclose.

         6.07. Risk of Loss. All risk of loss of, or damage to, or destruction of, the Acquired Assets shall belong to and be borne by the Seller up to the Effective Time. In the event that any Acquired Asset suffers a material loss or damage or any Acquired Asset is destroyed such that such loss, damage or destruction would materially impair Buyer's ability to operate the Facilities as presently operated and the Seller fails or is unable to repair or replace such asset in a manner reasonably satisfactory to Buyer prior to the Effective Time, then Buyer at its option (a) shall be entitled to receive the insurance proceeds with respect to such asset and shall close the transactions contemplated herein notwithstanding such loss, damage or destruction, or (b) shall by notice to Seller exclude the damaged Facility from the transaction and close the transactions contemplated herein with a reduction of the Purchase Price, the amount of such reduction to be agreed upon by the parties and if they are unable to reach agreement on or before the Closing, the Parties shall jointly seek an order of the Bankruptcy Court determining the amount of such reduction and the Closing shall be postponed until the entry of such order.

         6.08.    Employee Matters.

                  A. Continuation of Employment. On the Closing Date, Seller or the applicable Subsidiary Lessee shall give each employee of each Facility notice that his or her employment is terminated, and upon delivery of such notices, Buyer shall immediately hire as its employees those former employees of Seller or the applicable Subsidiary Lessee who, as of the Effective Time, were employed at a Facility and were employed on average for 20 hours or more per week ("TRANSFERRED EMPLOYEES"), and Buyer agrees not to terminate more than one-third (1/3) of the Transferred Employees within ninety (90) days following the Closing Date except as hereinafter provided. The continued employment of a Transferred Employee by Buyer shall be on terms which require such Transferred Employee to perform comparable services, in a comparable position and at substantially the same base salary as such Transferred Employee enjoyed with the applicable Facility prior to the Effective Time or on such other terms as shall be compatible with the policies, needs and requirements of Buyer. Buyer shall recognize each such Transferred Employee's original hire date and shall continue to employ each such Transferred Employee for a period of no less than ninety (90) days following the Closing Date unless the employment of such Transferred Employee is terminated in accordance with Buyer's personnel policies or as a result of such Transferred Employee's resignation. The provisions of this Section are designed solely to ensure that Seller and the Subsidiary Lessees are not required to give notice to the employees of the Facilities of the "closure" thereof under the Worker Adjustment and Retraining Notification Act (the "WARN Act") or under any comparable applicable state law. Nothing in this Section 6.08 shall be deemed to be an assumption by Buyer of any liability to any employee or other person not a party hereto that arises or accrues prior to the Effective Time, or to create any rights in favor of any Person not a party hereto, including the employees of the Facilities, or to constitute an employment agreement or condition of employment for any employee of Seller or any affiliate of Seller who is a Transferred Employee. At Closing, either Seller shall present evidence to Buyer that all wages, withholding taxes and similar obligations for or relating to all employees at the Facilities for all periods prior to the Effective Time have been paid in full, or Buyer shall receive a credit in an amount equal to the reasonably estimated unpaid amount thereof, in which latter event Buyer shall assume the liability of Seller therefore to the extent of such credit and shall pay such unpaid wages, withholding taxes and similar obligations for or relating to such employees at the Facilities to the extent of such credit.

                  B. COBRA Subject to the approval of the Bankruptcy Court, Seller shall offer and provide, as appropriate, group health plan continuation coverage pursuant to the requirements of Section 601, et seq. of ERISA and Section 4980B of the Internal Revenue Code ("COBRA") to all of the employees of the Facilities to whom it is required to offer the same under applicable law. Seller acknowledges and agrees that Buyer is not assuming any of Seller's obligations to its employees under COBRA or otherwise. As of the Closing Date, all active employees of Seller: (i) who participate as of the Effective Time in group health insurance coverage sponsored by Seller and (ii) who remain employees of Buyer after the Effective Time, shall be eligible for participation in such group health plan (as defined for purposes of Internal Revenue Code Section 4980B), if any, established and maintained by Buyer for the general benefit of its employees and their dependents and all such employees shall be covered without a waiting period and without regard to any pre-existing condition unless (A) they are under a waiting period with Seller at the Effective Time, in which case they shall be required to complete their waiting period while under Buyer's group health plan or (B) they were subject to a pre-existing condition exclusion while under Seller's group health plan, in which case they shall be subject to the same exclusion while in Buyer's group health plan, which exclusion shall, if applicable, be subject to the same time limitation while in Buyer's employ as was applicable thereto while such employees were in Seller's or any Subsidiary Lessee's employ, with the time limit calculated from the date the same commenced while in Seller's or any Subsidiary Lessee's employ. Seller and Buyer acknowledge and agree that it is the intent of this provision that Seller shall not be required to provide continued health coverage under ERISA or Section 4980 of the Internal Revenue Code to any of such employees of Buyer who are retained on and after the Closing Date or to any qualified beneficiary (as defined for purposes of Section 4980B of the Internal Revenue Code) with respect to any such employees who are eligible for any group health plan, if any, maintained by Buyer.

                  C. Intent to Maintain Operations. It is the intention of the Buyer following the Closing Date to continue to conduct the business of the Facilities at the present locations and otherwise substantially as it is currently being conducted. In the event that any of the Persons who become employees of the Buyer pursuant to Section 6.08A should at any time thereafter become entitled to severance pay, notice pay and/or accrued but unused vacation or sick pay for any reason, only if such entitlement arises after the Closing shall Buyer be obligated to make such payments and to indemnify Seller and the Subsidiary Lessees for any costs or expenses incurred by Seller in conjunction herewith.

                  D. Worker's Compensation. Buyer shall have no liability (including, without limitation, administrative functions) for any: (i) claims pending as of the Effective Time, or (ii) claims made subsequent to the Closing Date in respect of incidents or conditions which occurred prior to the Closing Date by any present or former employee of Seller and the Subsidiary Lessees in connection with their employment at the Facilities based on incidents or conditions arising prior to the Closing Date.

                  E. Termination of Seller's Liability. Seller and the Subsidiary Lessees shall not have any obligation or liability subsequent to the Closing Date with respect to any plan providing benefits to present or former employees of the Facilities except with respect to liability arising prior to the Closing Date.

                  F. Michigan Tax and Unemployment Contribution Liabilities. Buyer shall have the right, at its option, to require that at Closing Seller place in escrow with Omega the amount of Michigan sales and use taxes, withholding tax, single business tax, income and unemployment taxes, if any, owed and unpaid by Seller and the Subsidiary Lessees for which Buyer may have successor liability, such escrowed amount to be released to Seller upon the elimination of the possibility of such successor liability or, at Seller's direction, paid to the appropriate governmental agency or agencies in order to eliminate such successor liability. Buyer shall give Seller notice of the amount required to be placed in escrow not less than ten

(10) calendar days prior to the Date of Closing. In connection with the foregoing, Buyer, Seller and Omega shall execute an escrow agreement acceptable to the parties thereto.

         6.09. Licenses.

                  A. Buyer to Obtain. Immediately following the execution and delivery of this Agreement, Buyer shall use diligent and commercially reasonable best efforts to obtain any and all licenses, permits, certificates and approvals, including, without limitation, approvals for Medicare and Medicaid participation and certificates of need or comparable authorizations, required by any Governmental Authority with jurisdiction over the Facilities and/or the Real Properties, so that, on or after the Closing Date, Buyer shall have all necessary legal authority to operate the applicable Facilities as skilled nursing facilities (collectively, with respect to each Facility, the "LICENSES"). Buyer shall file complete nursing home licensure and Medicare and Medicaid enrollment application packages for the Facilities no later than December 15, 2000. If the State has an expedited review process, Buyer agrees to pay the requisite fee(s) to the applicable Governmental Authorities in order to expedite such applications and approval processes. Buyer shall deliver to Seller evidence of the submission of appropriate application materials and payment of any available expediting fee no later than December 20, 2000 and shall thereafter provide Seller with periodic updates regarding the status of such applications no less frequently than weekly. If Buyer shall fail to submit said applications or shall fail to pay said fee(s) to expedite such applications and approval processes, it shall be a material breach of this Agreement and Seller may terminate this Agreement in accordance with the terms of Section 3.05 and keep all of the Deposit (and any interest accrued thereon) as liquidated damages in accordance with Section 3.05. Buyer shall be fully responsible for and shall pay all costs and fees required to be paid in connection with the transfer or issuance of any and all Licenses.

                  B. Failure to Obtain. If at the Effective Time Buyer shall not have obtained health facility licensure approvals for the facilities from the State of Michigan and made timely applications for Medicare and Medicaid certification necessary for third party payor reimbursement with respect to the Facilities or any of them as required under Section 6.09.A, Seller, or a Subsidiary Lessee as applicable, and Buyer shall enter into a management agreement and a submanagement agreement in form an substance mutually satisfactory to the parties thereto pursuant to which Buyer shall perform all management functions relating to the operation of the Facilities except for those functions which Seller, or the Subsidiary Lessee, as the case may be, is required to perform as the holder of the necessary Licenses, until such time as Buyer, in accordance with applicable law, either (i) obtains nursing licenses for the Facilities in its own name or (ii) is authorized by the applicable state and federal governmental authorities to bill under the Seller's, or the Subsidiary Lessee's, Medicare and Medicaid Provider numbers for services rendered by it after the Effective Time, provided that in no event shall any obligation of the Seller or the Subsidiary Lessee hereunder require that Seller or Subsidiary Lessee assume pursuant to Section 365 of the Bankruptcy Code any provider agreement to which Seller, Subsidiary Lessee or any of their Affiliates may be a party.

         6.10. Regulatory Filings. Between the date of this Agreement and the Closing Date, the Parties shall promptly take all actions necessary to make the filings such Parties are required to make with any Governmental Authority, as a condition to the consummation of this Agreement.

         6.11. Trust Funds.

                  A. Accounting. Prior to Closing, the Seller shall provide Buyer, or cause Buyer to be provided, with an accounting of any and all Trust Funds relative to the Facilities (and/or the residents or patients at the Facilities) held by Seller or the Subsidiary Lessees as of the Closing Date.

                  B. Transfer of Trust Funds. On the Closing Date, the Seller shall deliver to Buyer the Trust Funds for the Facilities. Buyer shall acknowledge in writing receipt of, and expressly assume, all of Seller's financial and custodial obligations with respect thereto, it being the intent and purpose of this provision that, at the Closing, the Seller will be relieved of all fiduciary and custodial obligations with respect to said Trust Funds, and that Buyer will assume all the obligations and be directly accountable to the residents or patients of the Facilities with respect thereto.

         6.12. Consents. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any contract, lease, permit, determination of need, license or other agreement, if any such assignment or transfer would constitute a breach or violation under such contract, lease, permit, determination of need, license or other agreement that would prevent assignment under Section 365 of the Bankruptcy Code or adversely affect the rights of Buyer, Seller or the Subsidiary Lessees thereunder notwithstanding the provisions of Section 365 of the Bankruptcy Code, and any such transfer or assignment that requires the consent or approval of a third party shall be made subject to such consent or approval being obtained or the inclusion in the Order (as defined below) of a provision authorizing such assignment. If any such consent, approval or provision in the Order is not obtained on or prior to the Closing Date and the failure to obtain such consent, approval or provision in the Order is waived by Buyer at Closing, Seller shall continue to use commercially reasonable efforts to obtain any such approval, consent or Order approving such assignment after the Closing Date until such time as such consent, approval or Order approving such assignment has been obtained, and Seller shall cooperate with Buyer in any lawful and economically feasible arrangement to provide that Buyer shall receive the interest of Seller in the benefits under any such contract, lease, determination of need, permit, license or other agreement and Buyer shall discharge or reimburse Seller for any liabilities or obligations arising thereunder.

         6.13. Deposit. At the Closing, Buyer shall deposit with Omega $540,000 (the "DEPOSIT") in the form of an unconditional, irrevocable letter of credit in form and substance acceptable to Seller and Omega, issued by a commercial bank that has a rating of "A" or better by Standard & Poor's Corporation or Moody's Investors Service, or similar, nationally recognized credit rating agency (the "Letter of Credit") which shall be exchanged for a deposit previously made by Buyer in the principal amount of $25,000, plus any interest accrued thereon, which shall be returned to Buyer. The Deposit will be held by Omega in accordance with the terms and upon the conditions set forth in a Letter of Credit Agreement in form and substance satisfactory to Seller and Omega to be entered into between Seller, Omega and Buyer (the "Letter of Credit Agreement"). The Deposit is non-refundable except as otherwise provided herein, and at the Closing the Deposit shall be delivered to Omega under the Loan Documents between Omega and Buyer and become the Liquidity Deposit required by the Loan Documents.

         6.14. Patient Property. Seller shall prepare and deliver to Buyer at Closing a true, correct and complete inventory of all property belonging to residents of the Facilities that is held by Seller at the Effective Time, and shall transfer possession of such property to Buyer at closing.

         6.15. Telephones. At Closing, Buyer shall make arrangements with the appropriate utility companies for new telephone numbers to be used by the Facilities (the "NEW FACILITY NUMBERS"). From and after the Effective Time, Seller shall cooperate with Buyer in making arrangements with the appropriate utility companies for forwarding calls received by the old telephone numbers used by the Facilities to the New Facility Numbers.

         6.16. Bankruptcy Court Approval. As soon as possible following the Decision Date (assuming that no cure period shall then be in effect) Seller and the Subsidiary Lessees shall prepare, file and thereafter in good faith support a motion seeking the entry by the Bankruptcy Court of an order (the "ORDER"), which Order: (A) shall approve the consummation by Seller and the Subsidiary Lessees of the transactions set forth herein; and (B) shall provide that: (i) Title shall be transferred to Buyer free and clear of all encumbrances except for any encumbrances which Buyer has expressly agreed to assume under the terms of this Agreement; (ii) Buyer is purchasing the Acquired Assets in "good faith" within the meaning of Section 363(m) of the Bankruptcy Code; (iii) the transfer of the Acquired Assets constitutes a transfer for reasonably equivalent value and fair consideration; (iv) there exist valid business reasons for the prompt and speedy sale of the Acquired Assets; (v) the sale of the Acquired Assets is in the best interests of Seller, and the Subsidiary Lessees, and their respective estates creditors and holders of equity interests; (vi) all holders of any encumbrances and of any claims against Seller or any Subsidiary Lessee (including, but not limited to any claims of any taxing authorities in respect of Taxes asserted to be due and owing (the "TAX CLAIMS") will be forever barred from asserting any encumbrances or claims against Buyer, its successor and assigns, the Acquired Assets or any other assets of Buyer and its successors and assigns as a consequence of such Tax Claims; (vii) all claims and encumbrances against and interests in Seller or any Subsidiary Lessee or their respective assets shall be channeled to the Purchase Price proceeds, and following the Closing Date, the sole and exclusive right and remedy available to such claimants and interest holders with respect to their claims against Seller or any Subsidiary Lessee shall be the right to assert claims against the Purchase Price proceeds payable to Seller; (viii) there has been proper and adequate service of a motion by Seller and the Subsidiary Lessees seeking the relief granted by the Order and proper and adequate notice and an opportunity for a hearing given to all holders of any encumbrances, and all other parties required by law to receive notice of the sale of the Acquired Assets; (ix) the Bankruptcy Court will retain jurisdiction to enforce the Order to bar the enforcement or assertion of any encumbrances or other claims against Buyer and its successors and assigns, the Acquired Assets or any other assets of Buyer and its successors and assigns; (x) the Acquired Assets and the business represented by the Acquired Assets have been adequately marketed and will lose value absent a prompt and speedy sale; (xi) Buyer is not, as a result of the consummation of the transactions contemplated by this Agreement, subject to any liabilities or obligations of Seller or any of the Subsidiary Lessees, except as specifically set forth in this Agreement; but that nothing in the Order shall purport to affect any potential successor liability arising from the assumption and assignment of any Medicare provider agreement to Buyer or any designee(s) of Buyer; (xii) the requirements of Section 363 of the Bankruptcy Code have been met; and (xiii) any claim of Buyer arising under the Agreement, including, without limitation, any claim for indemnification, shall constitute an expense of administration under 11 U.S.C. ss. 503(b). The Order shall not impose any material obligations on the parities not contemplated by this Agreement. Buyer shall use its commercially reasonable best efforts to cooperate with and facilitate the efforts of Seller and the Subsidiary Lessees to obtain the Order.

             ARTICLE 7. CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE.

         7.01. Generally. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to satisfaction of the conditions set forth in this Article 7 on or prior to the Closing Date. Buyer may waive any condition specified in this Article 7 if it executes a writing so stating at or prior to the Closing.

         7.02. Representations and Warranties. The representations and warranties of Seller and the Subsidiary Lessees set forth in Article 4 shall be true and correct in all material respects at and as of the Closing Date.

         7.03. Performance of Covenants. The Seller and the Subsidiary Lessees shall have performed and complied with all of its respective covenants hereunder in all material respects prior to or at the Closing.

         7.04. Officer's Certificate. The Seller and each Subsidiary Lessee shall have delivered at the Closing a Certificate of a duly authorized officer of Seller or such Subsidiary Lessee certifying:

                  A. the authenticity of the resolutions of the Board of Directors of Seller or such Subsidiary Lessee, authorizing and approving this Agreement and the transactions contemplated hereby;

                  B. the articles of incorporation and bylaws of Seller or such Subsidiary Lessee;

                  C. the signature(s) of the officer(s) of Seller or such Subsidiary Lessee who execute this Agreement and the other Transaction Documents contemplated hereby to be executed by such Party;

                  D. that the covenants of Seller or such Subsidiary Lessee set forth herein have been performed and complied with in all material respects prior to or at the Closing; and

                  E. that the representations and warranties of Seller or such Subsidiary Lessee contained in Article 4 are true and correct as of the Closing Date.

         7.05. No Material Change. No material adverse change shall have occurred affecting the condition (financial or otherwise) of the Acquired Assets to be acquired on the Closing Date.

         7.06. Good Standing. The Seller shall have delivered to Buyer a customary good standing certificate for such Party from the Secretary of State of the state of its incorporation dated not more than thirty (30) days prior to the Closing;

         7.07. Delivery of Documents. The Seller and each Subsidiary Lessee shall have executed and delivered each of the Transaction Documents to which it is a party.

         7.08. Decision Date. Buyer shall determine in good faith that the Surveys, Environmental Reports, Title Insurance Commitment, UCC Searches and inspection of the Facilities meet with Buyer's reasonable approval. Buyer acknowledges that this condition shall be deemed satisfied.

         7.09. Delivery of Consents. Seller and the Subsidiary Lessees shall have delivered to Buyer all Seller Consents, including the Order required under the terms of this Agreement (other than approval of the transfer of any determination(s) of need obtained by Seller and the Subsidiary Lessees which the Parties agree may occur, if at all, post Closing).

         7.10. Approval Order. The Bankruptcy Court shall have entered an order
(1) approving this Agreement and the consummation of the transaction described herein; and, (2) providing that Buyer shall not be responsible for any obligations of Seller except those expressly assumed in this Agreement. The Seller shall have delivered to Buyer a copy of such order, and no stay of such order shall then be in effect.

         7.11. Title Insurance Policy . The Buyer shall have received from the Title Company a copy of the Title Insurance Commitment, marked up by an authorized agent of the Title Company to delete all exceptions other than the Permitted Exceptions and unconditionally commit the Title Company to issue the Title Policy to Buyer in the form required by this Agreement.

         7.12. Omega Loan Commitment. Omega shall have issued, and Buyer shall have accepted, a commitment to lend Buyer up to Five Hundred Thousand Dollars ($500,000.00) for the purpose of making certain repairs and improvements to the Facilities on terms and conditions specified therein.

         7.13. HCFA Arrangement. An agreement shall have been made with the Health Care Finance Administration ("HCFA") pursuant to which the existing Medicare provider agreements for the Facilities will be assumed and assigned by Seller to Buyer (or by the applicable Subsidiary Lessee to Seller, and then to Buyer); provided, however, that Buyer acknowledges that such arrangement does not ensure that Buyer will not be liable for recoupment of Medicare overpayments for services rendered prior to the Effective Time. Accordingly, Seller and Buyer agree that, should HCFA proceed against Buyer to recoup any amounts for Medicare overpayments for services rendered prior to the Effective Time, Seller agrees to and does hereby indemnify Buyer from such claim, loss, cost or damage and further agrees that the indemnification obligation hereby assumed in connection with amounts which may be paid by Buyer in connection with such recoupment shall constitute an administrative claim in Seller's Bankruptcy Case. Notwithstanding the foregoing, Seller agrees to continue to use good faith efforts to reach a satisfactory arrangement with HCFA even though this may not occur until after January 1, 2001, if at all.

         7.14. Medicaid Arrangement. Buyer shall submit Medicaid enrollment materials for the Facilities to obtain new Medicaid provider agreements in accordance with Section 6.09. Buyer reasonably anticipates that new Medicaid provider contracts will be issued in due course and without successor liability for services rendered prior to the Effective Time based on statements by Michigan Medicaid Agency representatives that successor liability will generally not be imposed if the Agency receives ninety (90) days advance written notice of the proposed change of ownerships. Seller acknowledges that notice of the proposed change of ownership of the Facilities was given to the Michigan Medicaid Agency on July ____, 2000.

          ARTICLE 8. CONDITIONS PRECEDENT TO PERFORMANCE BY SELLER AND
                               SUBSIDIARY LESSEES.

         8.01. Generally. The obligation of Seller and the Subsidiary Lessees to consummate the transactions contemplated by this Agreement is subject to satisfaction of the conditions set forth in this Article 8 on or prior to the Closing Date. Subject to the approval of the Bankruptcy Court, Seller and the Subsidiary Lessees may waive any condition specified in this Article 8 if they executes a writing so stating at or prior to the Closing.

         8.02. Representations and Warranties. The representations and warranties by Buyer set forth in Article 5 above shall be true and correct in all material respects at and as of the Closing Date.

         8.03. Performance of Covenants. Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

         8.04. Officer's Certificate. Buyer shall have delivered at the Closing a Certificate of a duly authorized officer of Buyer certifying:

                  A. that, other than the Bankruptcy Cases, no action, suit, or proceeding is pending against Buyer or any Affiliate of Buyer before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge is in effect);

                  B. the authenticity of the resolutions of the Members of Buyer authorizing and approving this Agreement and the transactions contemplated hereby;

                  C. the organizational documents and operating agreement of Buyer;

                  D. the signature of the officer(s) or members of Buyer who execute this Agreement and the other Transaction Documents contemplated hereby;

                  E. that the covenants of Buyer set forth herein have been performed and complied with in all material respects prior to or at the Closing; and

                  F. that the representations and warranties of Buyer contained in Article 5 are true and correct as of the Closing Date.

         8.05. Good Standing. Buyer shall have delivered to Seller a customary good standing certificate for Buyer from the Secretary of State of the state of its organization, dated not more than thirty (30) days prior to the Closing;

         8.06. Delivery of Documents. Buyer shall have executed and delivered to Seller each of the Transaction Documents to which it is a party.

         8.07. Licensing. Buyer and Buyer's Lessee shall have obtained all Licenses necessary for the operation of the Facilities as skilled nursing facilities or Buyer shall certify that no obstacle to the issuance of such Licenses exists and that such Licenses will be issued promptly following the Closing.

         8.08 Bankruptcy Court Approval. The Bankruptcy Court shall have entered an order approving this Agreement and the consummation of the transaction described herein and no stay of such order shall be in effect.

         8.09. Seller's Agreement with Omega. Seller and Omega shall have entered into an agreement (the "Omega Agreement") pursuant to which, among other things, Seller's obligation to Omega shall have been restructured on terms and conditions satisfactory to Seller and Omega and Seller shall have agreed to transfer without recourse, and Omega shall have agreed to acquire an undivided fifty percent (50%) interest in, the Promissory Note, the Mortgage, the Security Agreement, the Financing Statements and the Pledge Agreement, and an order of the Bankruptcy

Court shall have been entered approving the execution and performance of the Omega Agreement by the Seller; no stay of such order shall be in effect; and the closing under the Omega Agreement shall have occurred or shall occur concurrently with the Closing under this Agreement.

         8.10. HCFA Arrangement. An agreement satisfactory to Seller shall have been made with HCFA pursuant to which the existing Medicare provider agreements for the Facilities will be assumed and assigned by Seller to Buyer.

         8.11. Medicaid Arrangement. An arrangement satisfactory to Seller shall have made pursuant to which Buyer may obtain a new Medicaid provider contract without creating any administrative claim or expansion of any offset or recoupment right against the Seller.

         8.12. Designees. If Facilities are to be transferred to a Designee of Buyer, this Agreement shall have been assigned by Buyer to, and assumed by Designee, in a writing delivered to Seller, and Designee shall also deliver the documents and items described in Sections 8.03, 8.04, 8.05, 8.06 and 8.07. In no event shall any such assignment release Buyer from its obligations hereunder arising prior to such assignment.

                                End of Article 8

                               ARTICLE 9. CLOSING.

         9.01. Closing. The recordation and exchange of documents with respect to the transfer of the Acquired Assets, the assumption of Assumed Liabilities and the delivery of the Promissory Note for the Purchase Price for such Acquired Assets and of the other Transaction Documents shall be referred to herein as the "CLOSING." The transactions provided for in this Agreement shall be deemed to be consummated as of 12:01 A.M. (EST) on the actual Closing Date (the "EFFECTIVE TIME"). Provided all conditions precedent to Buyer's and Seller's obligations to consummate the transactions contemplated by this Agreement have been either met or waived in writing, the Closing shall be consummated on a date and at a time agreed upon by Buyer and Seller (the "CLOSING DATE") either (a) at such place as shall be agreed upon by Buyer and Seller, or (b) by agreement of the parties through a "New York style" closing, which Closing must occur no later than sixty
(60) days following the satisfaction or waiver of all such conditions precedent.

         9.02. Buyer's Obligations at Closing. Buyer shall pay Seller the Purchase Price as provided in Section 2.02 above and shall deliver or cause to be delivered the Promissory Note, the Mortgage, the Security Agreement, the Financing Statements, the Pledge Agreement, the Guaranty Agreement and such other instruments and funds as are reasonably required to consummate the transactions contemplated in this Agreement.

         9.03. Seller's Obligations at Closing. Prior to 1:00 P.M. (EDT) on the Closing Date Seller shall deliver or cause to be delivered the following, in each case duly executed by Seller:

                  A.       Evidence of the cancellation of the Subsidiary
Leases.

                  B. Deeds. Limited warranty deeds, subject to the Permitted Exceptions, conveying the Real Property to Buyer (the "DEEDS");

                  C. Transfer Documents. Bills of sale and instruments of assignment and other appropriate instruments of transfer of all of the other Acquired Assets being transferred by the Subsidiary Lessees to Seller and by Seller to Buyer, at the Closing;

                  D. Non-foreign Affidavit. A transferor's certificate of non-foreign status pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, certifying that the Seller is not a foreign person;

                  E. Records, and Documents. Unless already provided to Buyer, originals or copies of all documents evidencing the Assumed Liabilities and all records and other documents, including resident records, relating to the Facilities, all of which may be constructively delivered to Buyer by reason of being stored at the Facilities; and

                  F. Additional Funds and Documents. Such other instruments and funds (including Trust Funds) as are reasonably required to consummate the transactions contemplated in this Agreement.

         9.04. Real and Personal Property Tax and Assessment Prorations. Real estate taxes and assessments and personal property taxes shall be prorated on a "fiscal year" basis as of the Effective Time on the basis of the most recent tax statement for each parcel of Real Property and the personal property that is being acquired by Buyer. If supplemental taxes are assessed after the Closing for the period prior to the Effective Time, the Parties shall make any necessary adjustment after the Closing by cash payment, upon demand, to the Party entitled thereto so that Seller shall have borne all taxes allocable to the portion of the taxing authorities' fiscal years prior to the Effective Time (including all supplemental taxes which are allocable to such period) and Buyer shall bear all taxes allocable to the portion of the taxing authorities' fiscal years on and after the Effective Time (including all supplemental taxes which are allocable to such period). This Section 9.04 shall survive consummation of the Closing.

                      ARTICLE 10. POST-CLOSING OBLIGATIONS.

         10.01. Generally. The Parties agree that the provisions of this Article 10 shall apply with respect to the stated periods following the Closing, and such provisions shall survive the consummation of the Closing.

         10.02. Transition. Seller will refer all customer inquiries relating to the Facilities to Buyer from and after the Effective Time. Buyer will cooperate with Seller and the Subsidiary Lessees and make available the appropriate financial accounting staff to complete the final financial and cost reports, payroll, trade payables, Tax Returns, and other accounting, Tax and financial requirements.

         10.03. Full Access. Following the Closing, (a) Buyer will permit representatives of Seller and the Subsidiary Lessees to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Buyer, to all business records of Buyer and, if necessary, any Transferred Employee for the purpose of (i) defending any claims being asserted against Seller or any Subsidiary Lessee by Buyer or any third party, and (ii) completing or defending any Tax Returns, cost and other reports relating to periods prior to the Effective Time, and (b) Seller and the Subsidiary Lessees will permit representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with their normal business operations, to all business records of Seller and the Subsidiary Lessees relating to the Facilities, for the purpose of (i) defending any claims being asserted against Buyer by Seller, any Subsidiary Lessee or any third party, and (ii) completing or defending any Tax Returns, cost and other reports relating to periods on and after to the Effective Time.

          10.04. Prorations. No later than forty-five (45) days following the Closing Date or such other date as the Parties shall mutually agree: (i) Seller shall prepare or cause to be prepared a statement of the following operational expenses paid or incurred by the Seller and the Subsidiary Lessees; and (ii) Buyer shall prepare or cause to be prepared a corresponding statement of such operational expenses paid or incurred by Buyer:

                  A. rentals, prepaid rentals, lease payments and prepaid lease payments for the applicable Acquired Assets (and all accrued interest thereon, if any);

                  B. all utility charges and other items of expense for the applicable Acquired Assets; and

                  C. wages, withholding taxes and similar obligations for or relating to employees at the Facilities.

         Amounts paid by Seller and the Subsidiary Lessees that relate to periods on and following the Effective Time shall be netted against amounts paid by Buyer that relate to periods prior to the Effective Time. Such net amount, if owed to Seller or any Subsidiary Lessee, shall be paid by Buyer by wire transfer of immediately available funds to such account(s) as may be designated by such Seller or such Subsidiary Lessee or, if owed to Buyer, shall be paid by the Seller by wire transfer of immediately available funds to such account(s) as may be designated by Buyer. The Parties will meet within said forty-five (45) day period to reach final settlement with respect to the proration of such operational expenses and the final settlement amount shall be paid within seven
(7) days of reaching the final determination. All prorations shall be made as of the Effective Time on the basis of a 365-day year period (or 366-day year period, as applicable).

         10.05. Accounts Receivable and Other Funds Due Seller.

                  A. Retention of Receivables. Seller and the Subsidiary Lessees shall retain all cash on hand, cash equivalents and accounts receivable arising out of the conduct of the business of the Facilities which accrue prior to the Effective Time, which include the following (collectively, the "RECEIVABLES"):

                           1. All cash and cash equivalents, except for the Trust Funds;

                           2. All revenues of any nature including, but not limited to, all unpaid accounts receivable with respect to the Facilities which relate to the period prior to the Effective Time, including, but not limited to, any accounts receivable arising from rate adjustments which relate to the period prior to the Effective Time even if such adjustments occur after the Effective Time, any rights to prosecute any governmental underpayments and accounts receivable(s) and notes representing billings for services rendered and goods and supplies sold by the Seller or any Subsidiary Lessee to any residents or patients of the Facilities prior to the Effective Time; and

                           3. All refunds, rebates and dividends paid in respect of workers' compensation or other insurance premiums paid by Seller or any Subsidiary Lessee prior to the Effective Time, and any settlements, refunds, deposits, returns or additional recoveries by or payments to Seller or Subsidiary Lessees from any Person arising from or connected to Seller's or Subsidiary Lessees' operation of the Facilities prior to the Effective Time (in any case, however, other than Prepaids which are specifically included in the Purchase Price).

                  B. Payments Received After Effective Time. Payments received by Buyer after the Effective Time whether from private pay sources, including patients, or from third party payers, such as Medicare, Medicaid and VA for services rendered by Seller in the cost reporting period in which the Effective Time occurs shall be handled as follows:

                           1.       If and to the extent such payments either
specifically indicate on the accompanying remittance advice that they relate, or are agreed by the parties to relate, to the period prior to the Effective Time the same shall be remitted by Buyer to Seller within seven (7) days after receipt thereof; provided, however, during the first sixty (60) days following the Effective Time, in the event payment is received without remittance advice such payments shall be first applied to any pre-Closing balances of Seller, with any remaining portion of the payment remitted to Buyer;

                           2.       If and to the extent such payments either
specifically indicate on the accompanying remittance advice that they relate, or are agreed by the parties to relate, to the period on or after the Effective Time, they shall be retained by Buyer; and

                           3.       In the event the parties mutually determine
that any payment hereunder was misapplied by the parties, the party which erroneously received said payment shall remit the same to the other within three
(3) days after said determination is made.

                           4.       In addition to their inspection rights as
set forth elsewhere herein, Seller shall have the right to inspect all pertinent records of Buyer, and Buyer shall have the right to inspect all pertinent records of Seller, in order to confirm the parties mutual compliance with the obligations imposed on it under this Section.

                           Payments received by the Seller after the Effective
Time which either specifically indicate on the accompanying remittance advice that they relate, or are agreed by the parties to relate, to the period on or after the Effective Time shall be paid by Seller to Buyer.

         10.06. Identification of Receivables. Buyer will cooperate with Seller and the Subsidiary Lessees in the continued collection of the Receivables. For a period of twenty-four (24) months after the Closing Date, Buyer shall permit Seller's accountants and other agents access, at times designated by Buyer, upon reasonable prior notice, to its books and records relating to the Facilities, including all such records relating to the posting of receipts and payments to enable Seller to verify that Buyer has fully performed its obligations hereunder. Buyer shall have the right to have a representative present in connection with any review of such books and records.

         10.07. Removal of Signage. Promptly following the Closing, Buyer shall either remove or redesign any signage at the Facilities to remove any references to "Mariner," "Mariner Post-Acute Network," "Mariner Health Group" and any derivations thereof.

                               ARTICLE 11. COSTS.

         11.01. Expenses. Except as may otherwise be provided for herein, each Party shall pay all costs and expenses incurred or to be incurred by each Party in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

         11.02. Payment of Closing Costs.

                  A. Closing Costs Borne by Seller. Seller shall pay the following amounts or items at the Closing: (i) the sums necessary to obtain and record any conveyance required hereby; (ii) an amount sufficient to pay any stamp or documentary transfer taxes imposed by any state or local authority and arising out of the transfer of the Real Property; (iii) an amount sufficient to pay any and all sales and use taxes that may be due in connection with the transactions contemplated in this Agreement; (iv) the cost of the premium for the Title Insurance, including ALTA extended coverage and endorsement costs; and
(v) unless otherwise specified in this Agreement, any additional costs and charges customarily charged to sellers in accordance with established convention in the State.

                  B. Closing Costs Borne by Buyer. Buyer shall pay the following amounts or items at the Closing: (i) the costs incurred in connection with the UCC Searches, any inspection, physical testing, the Surveys, and the Environmental Reports; and (ii) unless otherwise specified in this Agreement, any additional charges customarily charged to buyers in accordance with established convention in the State.

             ARTICLE 12. SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                                INDEMNIFICATION.

         12.01. Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall terminate at Closing; provided, however, that such termination shall not apply to: (i) claims by a Party based on or arising out of any recoupment in connection with Medicare or Medicaid reimbursement, which claims shall survive for a thirty-nine (39) month period following the Closing Date, and/or (ii) claims by a Party with respect to any Tax matter, which claims shall survive a three (3) year period following the Closing Date.

         12.02. A. Indemnification by Buyer. Buyer shall indemnify and hold harmless Seller, the Subsidiary Lessees, and their respective officers, directors, employees, contractors, agents, subsidiaries, Affiliates, and their respective successors and assigns (collectively, the "SELLER INDEMNITEES"), against any and all charges, expenses, liabilities, losses, damages and costs (including reasonable attorney's fees) (being referred to herein collectively as "LOSSES") incurred by any of the Seller Indemnitees in connection with: (i) any breach by Buyer of any representation or warranty of Buyer contained in this Agreement or in any of the other agreements contemplated hereby; (ii) the breach or nonperformance, partial or total, of any covenant or agreement of Buyer contained in this Agreement or in any of the other agreements contemplated hereby, in either case to the extent not expressly waived in writing by Seller and any applicable Subsidiary Lessees; and (iii) any Third Party Claims (to the extent such Third Party Claim involves a matter for which Buyer would otherwise be required to indemnify Seller Indemnitees under this Agreement). In addition to the foregoing, the Buyer shall indemnify the Seller Indemnitees for failure to satisfy or discharge all Assumed Liabilities and shall indemnify the Seller Indemnitees with respect to any Losses arising with respect to all acts, omissions, claims or conditions arising with respect to the operation by Buyer of the Facilities on and after the Effective Time, including but not limited to, Losses arising pursuant to any reports of Buyer submitted for reimbursement to any federal, state or local governmental agency in connection with the provision of goods and services by Buyer at the Facilities and Losses arising in connection with any alleged or actual violation by Buyer of any federal, state or local law rule or regulation to which Buyer and/or the Facilities is subject.

                  B. Indemnification by Seller. Seller shall indemnify and hold harmless Buyer and the respective officers, directors, employees, contractors, members, agents of Buyer, and their respective assigns (collectively the "BUYER INDEMNITEES"), against any and all charges, expenses, liabilities, losses, damages and costs (including reasonable attorney's fees) (being referred to collectively as "LOSSES") incurred by any of the Buyer Indemnitees in connection with: (i) any breach by Seller or its Subsidiary Lessees of any representation or warranty of Seller contained in this Agreement or in any of the other agreements contemplated hereby; (ii) the breach or nonperformance, partial or total, of any covenant or agreement of Seller or its Subsidiary Lessees contained in this Agreement or in any of the other agreements contemplated hereby, in either case to the extent not expressly waived in writing by Buyer.

         12.03. Third Party Claims. In the event that any Seller Indemnitee or Buyer Indemnitee (the "INDEMNIFIED PARTY") is named as a party with respect to any claim or proceeding initiated or threatened by a claimant not a party to this Agreement with respect to the matters contained herein (each, a "THIRD PARTY CLAIM" and collectively, "THIRD PARTY CLAIMS") for which the Indemnified Party, intends to seek indemnification under this Article 12 from such other Indemnified Party (referred to herein as the "INDEMNIFYING PARTY"), the Indemnified Party shall promptly (and in any case within ten (10) days of such claim being asserted in writing) notify the Indemnifying Party of such Third Party Claim. Such notice shall describe in reasonable detail the nature and estimated amount of the Third Party Claim and the provisions of this Agreement under which such right to indemnity is asserted. The Indemnifying Party shall, within ten (10) business days after receipt of such notice, undertake, conduct and control, through counsel of its own choosing (subject to the Indemnified Party's reasonable approval) and at its expense, the settlement or defense thereof, and the Indemnified Party shall cooperate (at the Indemnifying Party's expense) with it in connection therewith; provided that: (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through separate counsel chosen by the Indemnified Party, provided that the fees and expenses of such separate counsel shall be borne by the Indemnified Party; (ii) the Indemnifying Party shall promptly reimburse, on demand therefor, the Indemnified Party for the full amount of any Losses resulting from such claim; and (iii) if the defendants in such Third Party Claim include both the Indemnified Party and any Indemnifying Party and the Indemnified Party shall have concluded on the advice of counsel that there may be legal defenses or counterclaims available to it which are different from or additional to those available to such Indemnifying Party, the Indemnified Party shall have the right to select and retain separate counsel at the Indemnifying Party's expense to assert such legal defenses or counterclaims and to otherwise participate in the defense of such Third Party Claim on behalf of the Indemnified Party. So long as the Indemnifying Party is reasonably contesting any such claim in good faith and is able to provide to the Indemnified Party reasonable evidence of such Indemnifying Party's financial ability to reimburse the Indemnified Party for any Losses such Indemnified Party may sustain or incur in connection with such claim, the Indemnified Party shall not pay, compromise, adjust or settle any such claim. If the requirements of the immediately preceding sentence, as they relate to the Indemnifying Party, are not satisfied, then the Indemnified Party shall have the right to pay, compromise, adjust or settle any such claim, and in such event it shall not thereby waive or be deemed to have waived any right to indemnity therefor by the Indemnified Party. If the Indemnifying Party does not, within ten (10) business days after the receipt of the Indemnified Party's notice of a claim or indemnity hereunder, undertake the defense thereof, then in addition to other remedies the Indemnified Party may have hereunder against the Indemnifying Party, the Indemnified Party shall have the right (but not the obligation) to defend, contest, settle, adjust or compromise the claim in the exercise of its reasonable judgment, all for the sole account and risk and at the sole expense of the Indemnifying Party. The Indemnifying Party will not settle or compromise any Third Party Claim without the consent of the Indemnified Party unless the settlement or compromise shall include a general release by the claimant of any liability by the Indemnified Party regarding such Third Party Claim.

         12.04. When Indemnification May be Sought. The Indemnified Party shall not be entitled to be paid indemnification hereunder unless and until the amount owed to such Indemnified Party has become finally ascertainable. An amount owed will be deemed to be finally ascertained if: (i) the Parties agree as to the amount of the indemnification claim; or (ii) the amount owed is determined by a final decision of a court or arbitration panel of competent jurisdiction which is non-appealable or as to which any applicable time periods for taking an appeal have run.

                           ARTICLE 13. MISCELLANEOUS.

         13.01. Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements and understandings, written or oral, of the Parties.

         13.02. Modification; Waiver. No supplement, modification or amendment to this Agreement shall be binding unless executed in writing by all Parties. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver.

         13.03. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         13.04. Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party to this Agreement, nor shall any provisions give any third persons any right of subrogation or action over and against any Party to this Agreement.

         13.05. Assignment. This Agreement shall be binding on, and shall inure to the benefit of, the Parties and their respective heirs, legal representatives, successors and permitted assigns. Neither Buyer nor Seller may assign their respective rights or obligations hereunder to any Person, without prior written consent; provided, however, that Buyer may designate its Affiliate(s) to take title to the Acquired Assets as provided in Section 13.14.

         13.06. Notices. All notices, requests, demands and other communications under or in connection with this Agreement shall be in writing and shall be deemed to have been duly given and received at the following times: (i) on the date of delivery if personally delivered to the Party to whom notice is to be given; (ii) on the day of transmission if transmitted by telecopy (so long as the sender obtains a machine generated confirmation of successful transmission);
(c) on the first business day after deposit if deposited with a nationally recognized overnight express courier service; or (d) on the fifth day after deposit with the United States Postal Service if mailed to the Party to whom notice is to be given, by first-class mail, registered or certified, postage prepaid, return receipt requested and properly addressed as follows:

Seller:                             Professional Health Care Management, Inc.
                                    c/o Stefano M. Miele, Esq.
                                    Mariner Post-Acute Network, Inc.
                                    One Ravinia Drive, Suite 1500
                                    Atlanta, Georgia 30346
                                    Fax: 770-698-8199

With copy to:                       Michael J. Delaney, Esq.
                                    Powell, Goldstein, Frazer & Murphy LLP
                                    191 Peachtree Street, N.E.,
                                    Suite 1600
                                    Atlanta, Georgia 30303
                                    Fax: 404-572-6999

It is acknowledged and agreed by the Parties that notice to Seller shall be deemed to constitute notice to the Subsidiary Lessees.

Buyer:                              Midtown Real Estate Company, LLC
                                    c/o Ciena Healthcare Management, Inc.
                                    4000 Town Center, Suite 380
                                    Southfield, Michigan 48075
                                    Attention: Mr. Mohammed Qazi
                                    Fax: (248) 386-0314

With copy to:                       Eric T. Weiss, Esq.
                                    Bassey and Selesko P.C.
                                    1400 American Center
                                    27777 Franklin Road
                                    Southfield, Michigan 48034-2379
                                    Fax: (248) 355-2119

Any Party may change its address for purposes of this Section by giving the other Party written notice of the new address in the manner set forth above.

         13.07. Further Assurances. At any time after the Closing Date, the Parties shall execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances, documents and instruments of transfer and assumption as may be reasonably requested by either Buyer or Seller and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer or Seller for the purpose of assigning, transferring, granting, conveying and confirming to Buyer or reducing to possession any or all property to be conveyed and transferred by Seller pursuant to this Agreement.

         13.08. Severability. If any provision of this Agreement is held to be unenforceable for any reason, the enforceability thereof shall not affect the remainder of this Agreement, which shall remain in full force and effect and shall be enforceable in accordance with its terms.

         13.09. Governing Law and Forum Selection. This Agreement shall be construed in accordance with and governed by the laws of the State of Michigan and the provisions of the United States Bankruptcy Code. The state and federal courts located in the State of Michigan, City of Southfield, Oakland County AND THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE shall have exclusive jurisdiction over any judicial proceedings relating to any dispute arising out of the interpretation, performance or breach of this Agreement; provided, however, that until the effective date of a plan of reorganization in Seller's Bankruptcy Case, the United States Bankruptcy Court for the District of Delaware shall have exclusive jurisdiction over any such judicial proceedings.

         13.10. Attorneys' Fees. If any action or other proceeding is brought for the enforcement or interpretation of this Agreement because of an alleged dispute, default or misrepresentation in connection with any of its provisions, the successful or prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs incurred in the action or proceeding, in addition to any other relief to which it may be entitled.

         13.11. Time of Essence. Time is of the essence with respect to all matters related to this Agreement.

         13.12. Recitals, Schedules and Exhibits. The recitals, schedules and exhibits contained in and attached to this Agreement are hereby made a part of this Agreement and are incorporated in this Agreement by the respective references to them, whether or not they are actually attached. Reference to "this Agreement" includes matters incorporated by reference. The words:
"herein," "hereof" and other words of like import shall refer to this Agreement and not to any particular provision or section of this Agreement.

         13.13. Ambiguities. This Agreement has been negotiated at arm's length and between Persons sophisticated and knowledgeable in the matters dealt with in this Agreement. In addition, each Party had the benefit of legal advice from experienced and knowledgeable legal counsel. Accordingly, any rule of or legal decision that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purpose of the Parties. The captions on the various sections of this Agreement shall not affect the meaning of any of its provisions.

         13.14 Designee(s). Buyer shall have the right to designate one or more of its Affiliates as the Person to take title to the Acquired Assets of the Facilities and assume the Assumed Liabilities with respect to the Facilities (each, a "DESIGNEE"); provided, however, that such designation shall not relieve Buyer of any of its obligations under this Agreement (including indemnification obligations) and Buyer and such Designees shall be jointly and severally liable with respect to all of Buyer's obligations hereunder.

         13.15 Survival. Any provisions of this Agreement relating to confidentiality, non-disclosure, proprietary rights, limitations of liability, liquidated damages, post-Closing obligations and indemnification shall survive the Closing.

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

         IN WITNESS WHEREOF the Parties have cause this Agreement to be executed and delivered by their respective duly authorized officers as of the date first set forth above.

                                             SELLER:

                                             PROFESSIONAL HEALTHCARE
                                             MANAGEMENT, INC.


                                             By:
                                                --------------------------------
                                             Its:
                                                 -------------------------------

                                             SUBSIDIARY LESSEES:

                                             FRENCHTOWN NURSING HOME, INC.


                                             By:
                                                --------------------------------
                                             Its:
                                                 -------------------------------

                                             MADONNA NURSING CENTER, INC.


                                             By:
                                                --------------------------------
                                             Its:
                                                 -------------------------------

                                             MIDDLEBELT NURSING HOME, INC.


                                             By:
                                                --------------------------------
                                             Its:
                                                 -------------------------------

                                             ST. ANTHONY NURSING HOME, INC.


                                             By:
                                                --------------------------------
                                             Its:
                                                 -------------------------------


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

                                             BUYER:

                                             MIDTOWN REAL ESTATE COMPANY, LLC

                                             By:
                                                --------------------------------
                                                Mohammad Qazi
                                             Its: Member













                                       46